Exhibit 10.1

February 12, 2016

Kathleen A. Winters

[Address]

Dear Kathleen,

I am pleased to extend to you a formal offer of employment at MSCI Inc. (“MSCI” or the “Firm”). Those of us who had the opportunity to meet with you look forward to your joining us. Your position will be that of Managing Director, Chief Financial Officer of MSCI Inc., subject to approval of the Board of Directors of MSCI. In this position, you will work in the New York office, be an Executive Officer and member of the Firm’s Executive Committee reporting directly to Henry A. Fernandez, Chairman and Chief Executive Officer. You will also be a designated participant in MSCI’s Change in Control Severance Plan. Your anticipated start date is to be determined.

For 2016 your annualized base salary will be $525,000, pro-rated from your hire date and paid in semi-monthly installments.

Your target cash bonus will be $800,000, 70% payable based on specific financial metrics against the Board approved plan and 30% payable based on attainment of leadership and functional goals, at the sole discretion of the Board. Your actual bonus can range from 0% to 150% of your target. Your 2016 cash bonus will not be pro-rated from your hire date.

Your annual target long-term incentive will be $1,300,000, which will consist of $780,000 (60%) in Performance Stock Units (“PSUs”) and $520,000 (40%) in Restricted Stock Units (“RSUs”). Your 2016 PSU award will be granted to you in the form of a multi-year award at a multiple of three times, valued at $2,340,000 (3 X $780,000). You will be eligible for your next PSU award in 2019. The multi-year award will have the same terms and performance period as the PSU award granted to other members of the Executive Committee. The target number of PSUs that will be awarded to you will be determined by dividing the total target value of your 3-Year multi-year award by the fair value of a PSU as of the grant date, which will be determined by a third party using standard valuation models. You will receive a RSU award with a grant date value of $520,000. You will be eligible for your next RSU award in 2017. These long-term incentive awards will be granted on your hire date.

The number of PSUs earned will be determined based on MSCI’s 3-year performance against the following performance matrix:

TSR CAGR (%)	Adjustment Percentage (%)
> 30.00 (maximum)	300
20.00	200
10.00 (target)	100
8.00 (threshold)	25
< 8.00	0

Relative TSR CAGR performance is assessed when performance of Absolute TSR CAGR is achieved below 8.67%. The Relative TSR CAGR adjustment percentage is as follows:

Relative TSR CAGR (%)	Adjustment Percentage (%)
> 60th percentile	50
< 60th percentile	0

As necessary, interpolation will be applied to derive the adjustment percentage of target PSUs earned.

Historically, year-end cash bonus and long-term incentive awards have been made after the end of the fiscal year to which they relate. Your 2016 cash bonus and the components of your long-term incentive are contingent upon satisfactory performance and conduct and that you remain employed through, and not give or receive notice of termination of your employment prior to, the date of payment of your cash bonus and the date of award of your long-term incentive awards, respectively. Your long-term incentive awards are further contingent upon your remaining employed through the vesting dates of the long-term incentive awards and your compliance with the restrictions and cancellation provisions and other provisions of the long-term incentive awards. All payments are subject to applicable withholdings and deductions and you are responsible for payment of any applicable taxes that are not withheld.

In addition to the foregoing, you will receive a one-time sign-on cash bonus of $800,000 (the “Sign-on Cash Bonus”) less applicable withholdings and deductions, payable in two installments. The first installment of $400,000 will be payable within 30 days after your hire date. If you voluntarily resign or are terminated for cause prior to the first anniversary of your hire date, you agree to repay a prorated portion of the first installment of the Sign-On Cash Bonus based on the number of full months from your hire date to your termination date within thirty (30) days of providing such notice of resignation or receiving such notice of termination. The second installment of $400,000 will be payable within 30 days of the first anniversary of your hire date. If you voluntarily resign or are terminated for cause prior to the second anniversary of your hire date, you agree to repay a prorated portion of the second installment of the Sign-On Cash Bonus based on the number of full months from the date of the second anniversary of your hire date to your termination date within thirty (30) days of providing such notice of resignation or receiving such notice of termination. In the event of an involuntary termination of your employment by the Company without cause prior to the payment of the second installment of the Sign-on Cash Bonus, MSCI will pay you the second installment provided that you first execute and do not revoke an agreement and release of claims satisfactory to MSCI within sixty (60) days following termination of your employment.

You will receive a one-time Sign-on RSU award valued at $2,300,000 to compensate you for equity-based compensation awards you will be forfeiting at your current employer as a result of your resignation. The number of RSUs you will receive will be determined by dividing the award value by the closing price of MSCI common stock on the day prior to your hire date. Your RSU award will vest in three installments on each of the first three anniversaries of your hire date. The timing and the amounts are comparable to the vesting schedule at your current employer, as follows:

•	$1,600,000 vesting on the first anniversary of your hire date

•	$300,000 vesting on the second anniversary of your hire date

•	$400,000 vesting on the third anniversary of your hire date

This Sign-on RSU award is subject to your continued employment with MSCI through the respective vesting dates of the award and to your compliance with the restrictions and provisions of the award. All payments are subject to applicable withholdings and deductions.

You will be eligible for 30 days of vacation, pro-rated from your date of hire.

For detailed benefits information, please see the enclosed enrollment materials. Health and welfare benefits (medical, dental, vision, life, accident and disability insurance) are generally available retroactive to the date you commence employment, provided that you complete your benefits elections within the 31-day enrollment period.

Upon your date of hire, you will be automatically enrolled in the MSCI 401(k) Retirement Savings Plan. Prior to your first contribution, you will have an opportunity to change your election or, opt out of the Plan. Details about health and welfare benefits are provided in the Summary Plan Descriptions, available for your review. In the event of any conflict between this letter or any oral statement regarding your benefits, the Summary Plan Descriptions will control. Nothing in this letter should be construed as a guarantee of any particular level of benefits or of your participation in any benefit or compensation plan. MSCI reserves the right to amend, modify or terminate, in its sole discretion, all benefit and compensation plans in effect from time to time.

You are required by law to show appropriate proof of authorization to commence work in the United States. We ask that you complete Part 1 of the Form I-9, on or before your first day of work (see, in the attached packet, a list of the type of documentation we will need). If you are not legally able to work for the Firm in the United States in the position offered to you or you are unable to complete Part 1 of the Form I-9, the Firm reserves the right to rescind any outstanding offer of employment or terminate your employment without notice or severance benefits and rescind any stock unit or stock awards described herein.

By accepting this offer you confirm that you are not a party to any employment agreement or other contract that prohibits your full time employment with MSCI, and you do not know of any conflict or other constraint that would restrict your employment with MSCI.

You acknowledge that in the course of your employment with the Firm, you are not permitted to make any unauthorized use of documents or other information that are the confidential, trade secret or proprietary information of another individual or company (“Confidential Information”). Accordingly, you confirm that you will not bring onto the Firm’s premises any Confidential Information, whether documents or other tangible forms, relating to your prior employers or positions.

You understand and agree that unless you are granted a waiver in writing by the Legal and Compliance Department you may be required, upon the commencement of employment, to transfer any brokerage/securities accounts that you may influence or control to a designated institution for surveillance and review by the MSCI Legal and Compliance Department and that certain restrictions and requirements may be imposed on your trading in any such accounts. Additionally, you must disclose to MSCI all other business activities that you engage in, which will be subject to review and approval by the MSCI Legal and Compliance Department. You further understand that MSCI operates in the financial services industry and, subject to applicable law, during the course of your employment by MSCI you may be subject to drug testing, including for reasonable suspicion of use of controlled substances.

In accepting this position with MSCI, you acknowledge that your employment is on an at will basis and for an unspecified duration. Neither this offer letter nor any oral representations shall confer any right to continuing employment. Either you or MSCI may terminate your employment relationship at any time, with or without cause. You further understand that neither job performance, promotions, accommodations, bonuses nor the like shall imply any obligation on the part of MSCI to continue your employment.

If any provision of this offer letter fails to comply with Section 409A of the Internal Revenue Code or any regulations or Treasury guidance promulgated thereunder, or would result in your recognizing income for United States federal income tax purposes with respect to any amount payable under this agreement before the date of payment, or to incur interest or additional tax pursuant to Section 409A, the Firm reserves the right to reform such provision; provided that the Firm shall maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A.

This offer letter constitutes the entire understanding and contains a complete statement of all agreements between you and MSCI and supersedes all prior or contemporaneous oral or written agreements, understandings or communications (including, without limitation, any term sheet or other summary writing relating to your employment). You acknowledge that you have not relied on any assurance or representation not expressly stated in this offer letter.

We are looking forward to your joining MSCI. Please report for your first day of work to New Hire Orientation on your start date. You must bring with you a government-issued photo identification, such as a valid passport or a driver’s license. Additionally, the enclosed packet contains various personnel forms and documents that need to be completed and brought with you on your first day of work.

We ask that you confirm your acceptance of this offer by signing and dating this letter in the area designated below and returning this letter via email to Edward Redling (XXXXXXX@XXX.XXX) at MSCI Human Resources. Your signature below confirms that you understand and agree with the contents of this offer letter and that you are subject to no contractual or other restriction or obligation that is inconsistent with your accepting this offer of employment and performing your duties. Please retain the additional copy of this offer letter for your reference.

Please note that this offer will remain open until March 18, 2016 and may not be accepted prior to March 15, 2016. Any attempt to accept this offer prior to March 15, 2016 shall result in the revocation of this offer and it will become null and void. If we rescind this offer prior to March 18, 2016 without cause we agree to pay you a one-time cash payment of $800,000 within thirty (30) days of providing such notice to you. MSCI will have cause to rescind the offer only if it learns subsequent to the date hereof of any disqualifying information regarding your background or fitness for the position (such as criminal activity, fraud, public scandal or other similar material concern). We have concluded a thorough background check to date, which has identified no issues or concerns.

If you have questions regarding the above, please feel free to call me or Edward Redling at (XXX)XXX-XXXX. We look forward to seeing you soon.

Very truly yours,

/s/ Scott A. Crum

Scott A. Crum

Chief Human Resources Officer

Offer Accepted and Agreed To:

Signed:	/s/ Kathleen A. Winters
Kathleen A. Winters

Date:	3/15/2016